Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into as of the 18th day of October, 2006 by and between JAMES H. BLANCHARD, an individual resident of the State of Georgia (“Blanchard”), and SYNOVUS FINANCIAL CORP., a business corporation organized and existing under the laws of the State of Georgia (“Synovus”).

W I T N E S S E T H :

WHEREAS, Blanchard served as Chief Executive Officer of Synovus from 1971 until being named Chairman of the Board of Directors in July of 2005;

WHEREAS, Blanchard has decided to retire from his position as an executive employee of Synovus effective October 18, 2006 and to resign his position as Chairman of the Board of Directors at such time;

WHEREAS, it is the desire of Synovus to provide for a smooth and orderly transition of its executive leadership; and

WHEREAS, it is the desire of Synovus to avail itself of the knowledge and experience of Blanchard in selected areas where his advice, counsel and efforts can be the most meaningful for one year beyond his retirement date as an employee of Synovus.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, Blanchard and Synovus, intending to be legally bound, do hereby agree as follows:

Section I.

CONSULTING RELATIONSHIP

Synovus hereby engages Blanchard, and Blanchard hereby accepts such engagement to perform such consulting and advisory services as may be requested from time to time by the Chief Executive Officer of Synovus or the Board of Directors of Synovus. Among the services requested, Blanchard will: (1) provide advice and counsel on the financial services industry and continuing to represent Synovus in various financial services organizations, including serving as Chairman of the Financial Services Roundtable through December of 2006 and as Past Chairman of the Financial Services Roundtable through December of 2007, and continuing to serve as a Director of the American Bankers Association and BITS; (2) provide advice and counsel with respect to Synovus' civic and community relations activities, including continuing his membership as a Director of the Georgia Research Alliance, the Georgia Chamber of Commerce and the Georgia Appleseed Center for the Law and Public Interest; (3) develop major prospective customers and existing customer relationships, as well as entertain customers and prospective customers; and (4) provide employee and leadership training as requested by Synovus, including speaking engagements at the Synovus Leadership Institute.

In providing such services, the Chief Executive Officer and Blanchard will agree on the appropriate work schedule necessary to accomplish the requested services and desired results. Blanchard will control the means, methods, time, resources, and manner required to perform the consulting and advisory services requested from him.

Section II.

TERM OF ENGAGEMENT

Blanchard’s engagement under this Consulting Agreement shall commence as of October 18, 2006, and end on October 18, 2007.

Section III.

COMPENSATION

3.1      In consideration of the consulting services to be rendered by Blanchard hereunder, and in consideration of the covenants and agreements of Blanchard herein contained, Synovus hereby agrees to pay to Blanchard, for each month (or partial month) during the term of this Consulting Agreement, a consulting fee of $26,667.00. Payments made hereunder shall be paid to Blanchard on the last day of each month during the term hereof.

3.2       During the term of this Agreement, Blanchard shall be entitled to twenty-five (25) hours of personal use of Synovus/TSYS aircraft in accordance with the Synovus/TSYS Personal Use of Company Aircraft policy (“Policy”), as such Policy may be amended from time to time. A copy of the current version of the Policy, as it exists on the date of this Agreement, is attached as Exhibit “A” and made a part hereof by this reference.

3.3       During the term of this Agreement, and for a period of two years thereafter, Synovus shall provide Blanchard with access to office space and administrative assistance.

3.4       Blanchard acknowledges that he is an independent contractor for all purposes. Blanchard agrees to treat all payments made to him hereunder as payments received by an independent contractor for all tax purposes and to pay any and all taxes payable in connection with his engagement hereunder, including, without limitation, all applicable income and self employment taxes.

3.5    Blanchard shall be eligible to receive an annual bonus payment for 2006 performance in accordance with the terms of the Synovus Financial Corp. Executive

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Bonus Plan, with such bonus amount to be paid as soon as practicable in 2007 based upon employee compensation received by Blanchard during 2006.

Section IV.

BOARD POSITIONS

Blanchard agrees to continue to serve as a member of the Board of Directors of Synovus and Total System Services, Inc. Synovus and Blanchard agree to review Blanchard’s Board of Director positions and memberships on a periodic basis during the term of this Agreement.

Section V.

DEATH OR DISABILITY

Blanchard’s engagement under this Consulting Agreement shall terminate upon Blanchard’s death or total and permanent disability. For purposes of this Consulting Agreement, the term “total and permanent disability” shall mean the substantial physical or mental inability of Blanchard to fulfill his duties under this Consulting Agreement as certified to in writing by two (2) competent physicians practicing in Columbus, Georgia, one of whom shall be selected by Synovus’ Board of Directors and the other of whom shall be selected by Blanchard or his duly appointed guardian or legal representative.

Section VI.

NONDISCLOSURE

6.1       Blanchard shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use at any time after the date hereof the Trade Secrets without the prior written consent of Synovus. Blanchard also agrees that during the term of his engagement under this Consulting Agreement and for a period of two (2) years following the termination thereof, Blanchard will hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of Synovus.

6.2       For the purposes of this Consulting Agreement, “Confidential Information” shall mean any data or information, other than Trade Secrets, which is valuable to Synovus or any of its subsidiaries or affiliates (hereinafter the “Synovus Companies”) and not generally known to competitors of the Synovus Companies. “Trade Secrets” shall mean information belonging to or hereafter acquired by any of the Synovus Companies, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by

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proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Consulting Agreement, the term Trade Secrets shall not include information that Blanchard can show by competent proof (i) was known to Blanchard and reduced to writing prior to disclosure by any of the Synovus Companies (but only if Blanchard promptly notifies Synovus of his prior knowledge); (ii) was generally known to the public at the time any of the Synovus Companies disclosed the information to Blanchard, (iii) became generally known to the public after disclosure by any of the Synovus Companies through no act or omission of Blanchard; or (iv) was disclosed to Blanchard by a third party having a bona fide right both to possess the information and to disclose the information to Blanchard.

Section VII.

MISCELLANEOUS

7.1       Governing Law. This Consulting Agreement shall be governed by and interpreted under the laws of the State of Georgia without regard to its conflict or choice of law provisions.

7.2       Notices. All notices or other communications required or permitted hereunder or necessary and convenient in connection herewith shall be in writing and delivered in person or by express delivery service or postage prepaid first class mail, return receipt requested, to the following addresses:

If to Blanchard:

James H. Blanchard

1101 Marina Cove Circle

Columbus, GA 31904

If to Synovus:

Synovus Financial Corp.
Attn: General Counsel

P.O. Box 120

Columbus, Georgia 31902

or to such other addresses as Blanchard or Synovus may designate by notice to the other parties hereto in the manner set forth in this Section VII.

7.3       Entire Agreement. This Consulting Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or amended except upon written amendment executed by the parties hereto.

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7.4       Assignment. All of the terms and provisions of this Consulting Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Blanchard hereunder shall not be assignable in whole or in part by Blanchard.

7.5       Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which, when executed, shall be deemed an original instrument.

IN WITNESS WHEREOF, Synovus has caused this Consulting Agreement to be executed on its behalf and Blanchard has hereunto set his hand and seal, as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/G. Sanders Griffith, III

Name:	G. Sanders Griffith, III

Title:	Senior Executive Vice President

/s/James H. Blanchard (L.S.)
James H. Blanchard
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Exhibit "A"

Effective October 18, 2006

SYNOVUS FINANCIAL CORP./TOTAL SYSTEM SERVICES, INC.

Personal Use of Company Aircraft

Key Executives are each allowed a maximum number of hours of personal use of company aircraft each calendar year as set forth below.

Personal use of company aircraft by Key Executives includes non-business flights upon which the Key Executive and his or her non-business guests are the only passengers aboard the aircraft and also includes non-business flights upon which the Key Executive is not aboard the aircraft but his or her non-business guests are the only passengers aboard the aircraft. Personal use must be scheduled when aircraft are not scheduled for business use.

Personal use of company aircraft is calculated using “block hours,” as opposed to “flight hours,” and includes “deadhead legs.”

For purposes of calculating the number of hours of personal use of company aircraft, each block hour of turbo-prop usage shall equal “one hour of personal usage” and each block hour of jet usage shall equal “five hours of personal usage.” Usage of less than whole hours shall be recorded proportionately. De minimis overages may be approved by Sanders Griffith to reflect unforeseen delays (such as traffic and weather delays) and other scheduling issues.

Personal use of company aircraft by Key Executives and their non-business guests is tracked and the value reported for tax purposes for the Key Executive.

The following Executives are designated as eligible for the indicated number of hours of personal use of company aircraft:

Synovus

Richard Anthony—Synovus President and CEO-30 hours of turbo-prop use/6 hours of jet use

Fred Green—Synovus President and COO—20 hours of turbo-prop use/4 hours of jet use

Jim Blanchard—Retired Synovus Chairman—25 hours of turbo-prop use/5 hours of jet use

Sanders Griffith—Synovus General Counsel—20 hours of turbo-prop use/4 hours of jet use

Lee Lee James—Synovus Vice Chairman—20 hours of turbo-prop use/ 4 hours of jet use

Tommy Prescott—Synovus CFO—20 hours of turbo-prop use/4 hours of jet use

TSYS

Phil Tomlinson—TSYS Chairman and CEO—30 hours of turbo-prop use/6 hours of jet use

Troy Woods—TSYS President and COO—30 hours of turbo-prop use/6 hours of jet use

Bill Pruett—Senior Executive Vice President—20 hours of turbo-prop use/4 hours of jet use

Ken Tye—Senior Executive Vice President and CIO—20 hours of turbo-prop use/4 hours of jet use

Jim Lipham—Senior Executive Vice President and CFO—20 hours of turbo-prop use/4 hours of jet use